Exhibit 10.2

December 12, 2014

Seller Representative
c/o Chris Tutton
3145 Thunderbird Crescent
Burnaby, BC V5A 3G1

Re:
That certain Asset Purchase Agreement (“Agreement”), dated as of December 5, 2014, by and among Fox Factory, Inc., a California corporation, RFE Holding (Canada) Corp., a corporation organized under the laws of British Columbia, RFE Holding (US) Corp., a Delaware corporation, Fox Factory IP Holding Corp., an exempted company incorporated under the laws of the Cayman Islands, 1021039 B.C. Ltd., a corporation amalgamated under the laws of British Columbia, and Easton Cycling (USA), Inc., a Delaware corporation.

Dear Chris:

This letter agreement will serve as an agreement amongst the Parties regarding the closing condition set forth in Section 5.3(b) of the Agreement and the other matters set forth herein. The Parties agree that Buyers shall, at their sole cost and expense and on the terms and conditions satisfactory to Buyers in their sole discretion and within a reasonable time period following the date hereof, purchase an insurance policy that will insure the self-insured retention payments payable from time to time pursuant to claims made under the Easton Product Liability Insurance Policy (the “Product Liability Deductible Policy”), naming Buyers as the primary insured. The premium payment made by Buyers for the Product Liability Deductible Policy shall be considered an increase in the Purchase Price payable pursuant to Sections 2.3 of the Agreement. Any retention payments made on account of the Product Liability Deductible Policy (i) from the date hereof through December 12, 2016, shall be borne equally between Sellers and their Related Parties, on one hand, and Buyers and their Related Parties, on the other hand, and (ii) after December 12, 2016 through June 17, 2019 (the expiration date of the Easton Product Liability Insurance Policy), shall be borne solely by Buyers and their Related Parties; provided, however, that in no event shall Sellers and their Related Parties be obligated to pay more than an aggregate $375,000 pursuant to the foregoing clause (i). Buyers shall indemnify and hold harmless the Seller Indemnified Persons for any retention payments payable by any Seller Indemnified Person pursuant to claims made under the Product Liability Deductible Policy and/or Easton Product Liability Insurance Policy from December 12, 2016 through June 17, 2019. The indemnification provided hereunder shall not be subject to the limitations set forth in Sections 8.5 or 8.6 of the Agreement.
Any payments to be made by Sellers on account of retention payments payable hereunder shall be paid (i) first, by set off against any Earn-Out Amounts then due and payable (but not yet paid), (ii) second, from the remaining escrowed funds, and (iii) finally, directly from Sellers or Owner Guarantors in accordance with this letter agreement and the Agreement. Any amounts paid by Buyers (but not the Sellers) for any retention payments shall be considered an expense for purposes of calculating EBITDA of the Business.
Seller Representative and Sellers covenant and agree that (i) no claims shall be made under the Product Liability Deductible Policy, the Easton Product Liability Insurance Policy or the Easton Product Liability Excess Insurance Policy (together, the “Product Liability Policies”) without the express written consent of Buyer Representative or one of its Related Person, (ii) notwithstanding anything contained in Section 8.7 of the Agreement to the contrary, Buyers shall be entitled to assume the defense of any Third-Party Claims brought on account of any claims made that are covered or reasonably likely to be covered by any of the Product Liability Policies and Buyers shall be entitled to compromise or settle such claim(s) in their sole discretion and (iii) Seller Representative shall use his best efforts to (a) name Buyers as the primary insureds on the Product Liability Policies (b) to the extent applicable, remove First Insurance Funding of Canada Inc. as additional named insured on any of the Product Liability Policies and (c) remove any lien that First Insurance Funding of Canada Inc. may have on any of the Product Liability Policies. If any payment shall be collected or received by Sellers, Legacy Sellers or Seller Representative on account of the Product Liability Policies, such applicable recipient shall, or Seller Representative shall cause such recipient to, deliver such payment to Buyer Representative, and, until so delivered, such payment shall be held in trust by such holder as the sole and exclusive property of Buyer Representative.
Sellers acknowledge and agree that the obligations agreed to by Buyers pursuant to the guarantees and consents entered into in connection with the Closing shall not in any way expand the obligations of, or liabilities assumed by, Buyers to the extent not already assumed by Buyers pursuant to the Agreement, notwithstanding anything contained in such consents or guarantees to the contrary.
Upon the execution of this letter agreement by Seller Representative and Buyer Representative, the Parties agree that the condition set forth in Section 5.3(b) of the Agreement shall be deemed satisfied. Any capitalized terms used but not defined in this letter agreement shall have the respective meanings set forth in the Agreement. This letter agreement, and any action or proceeding arising out of or relating to this letter agreement or the negotiation, execution or performance of this letter agreement shall be governed by and construed in accordance with the domestic laws of the province of British Columbia and the Federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the province of British Columbia or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the province of British Columbia and the Federal laws of Canada applicable therein. This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any Party may execute this letter agreement by electronic signature (including facsimile or scanned email), and the other Parties will be entitled to rely on such signature as conclusive evidence that this letter agreement has been duly executed by such Party. This letter agreement shall be considered an amendment to the Agreement and the general provisions set forth therein shall govern this letter agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

If this letter agreement correctly sets forth our understanding, please sign in the space provided below and return a signed copy to Buyer Representative. Thank you.

Sincerely,
FOX AND BUYER REPRESENTATIVE: FOX FACTORY, INC., a California corporation

By:	/s/ Larry Enterline
Name: Title:	Larry Enterline CEO

Acknowledged and Agreed to:

CA Buyer:		US BUYER:

RFE HOLDING (CANADA) CORP.,		RFE HOLDING (US) CORP.,
a British Columbia corporation		a Delaware corporation

By:	/s/ David Haugen	By:	/s/ David Haugen
Name:	David Haugen	Name:	David Haugen
Title:	Vice President	Title:	Vice President

KY BUYER:		BUYER GUARANTOR:

FOX FACTORY IP HOLDING CORP.,		FOX FACTORY HOLDING CORP.,
a Cayman Island corporation		a Delaware corporation

By:	/s/ David Haugen	By:	/s/ John Boulton
Name:	David Haugen	Name:	John Boulton
Title:	Vice President	Title:	Vice President

SELLERS:

1021039 B.C. LTD.,		EASTON CYCLING USA, INC.,
a British Columbia corporation		a Delaware corporation

By:	/s/ Chris Tutton	By:	/s/ Chris Tutton
Name:	Chris Tutton	Name:	Chris Tutton
Title:	President	Title:	President

SELLER REPRESENTATIVE:

/s/ Chris Tutton
Chris Tutton, an individual residing in British Columbia

OWNER GUARANTORS:

/s/ Chris Tutton		/s/ Derek Wills
Chris Tutton, an individual residing in British Columbia		Derek Wills, an individual residing in British Columbia

/s/ Darren Mabbot		/s/ Stanley Fuller
Darren Mabbot, an individual residing in England		Stanley Fuller, an individual residing in British Columbia